EX-2.1

                             AMENDMENT NO. 2
                                   TO
                      AGREEMENT AND PLAN OF MERGER


          THIS AMENDMENT No. 2 (this "Amendment No. 2") dated as of August 16, 1996, by and among WPL Holdings, Inc., a holding company incorporated under the laws of the State of Wisconsin ("WPL"), IES Industries Inc., a holding company incorporated under the laws of the State of Iowa ("IES"), Interstate Power Company, an operating public utility incorporated under the laws of the State of Delaware ("Interstate"), WPLH Acquisition Co., a wholly-owned subsidiary of WPL incorporated under the laws of the State of Wisconsin ("Acquisition"), and Interstate Power Company, a wholly-owned subsidiary of Interstate incorporated under the laws of the State of Wisconsin ("New Interstate");

                          W I T N E S S E T H:

          WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of November 10, 1995, as amended (the "Merger Agreement");

          WHEREAS, in furtherance of the transactions contemplated therein, the respective parties have agreed to make certain further amendments to the Merger Agreement;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Amendments. Upon the execution of this Amendment No. 2 by all parties hereto, the Merger Agreement shall be amended as follows:

               (a) Section 2.1(b)(i) of the Merger Agreement shall be amended by deleting such section in its entirety and replacing it with the following language:

               "Each issued and outstanding share of IES Common Stock (other than shares canceled pursuant to Section 2.1 (a)(i) and IES Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive 1.14 (the "IES Ratio") duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2) (b) of the WBCL) shares of Common Stock, par value $.01 per share, of WPL ("WPL Common Stock"), including, if applicable, associated rights (the "WPL Rights") to purchase shares of WPL Common Stock pursuant to the terms of that certain Rights Agreement between WPL and Morgan Shareholder Services Trust Company, as Rights Agent thereunder, dated as of February 22, 1989 (the "WPL Rights Agreement"). Until the Distribution Date (as defined in the WPL Rights Agreement) all references in this Agreement to the WPL Common Stock shall be deemed to include the associated WPL Rights."

               (b) The Index of Defined Terms which precedes the body of the Merger Agreement shall be amended to delete the defined terms
"McLeod Contingency" and "McLeod".

          2. References to Merger Agreement. From and after the date of the Amendment No. 2, each reference in the Merger Agreement to "this Agreement," "hereof," "hereunder" or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature, shall be deemed to mean the Merger Agreement as modified and amended by this Amendment No. 2.

          3. Full Force and Effect. The Merger Agreement, as amended by this Amendment No. 2, is and shall remain in full force and effect and is hereby in all respects ratified and confirmed.

          4. Counterparts. This Amendment No. 2 may be executed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



          IN WITNESS WHEREOF, WPL, IES, Interstate, Acquisition and New Interstate have caused this Amendment No. 2 to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        INTERSTATE POWER COMPANY
                                        (a Delaware corporation)
Attest:

By:/s/ J. C. McGowan                    By:/s/ Michael R. Chase
   Joseph C. McGowan                    Name:  Michael R. Chase
   Secretary and Treasurer              Title: Exec. Vice-President


                                        INTERSTATE POWER COMPANY
                                        (a Wisconsin corporation)
Attest:

By:/s/ J. C. McGowan                    By:/s/ Michael R. Chase
   Joseph C. McGowan                    Name:  Michael R. Chase
   Secretary and Treasurer              Title: Exec. Vice-President


                                        IES INDUSTRIES INC.
Attest:

By:/s/ Stephen W. Southwick             By:/s/ Lee Liu
   Stephen W. Southwick                 Name:  Lee Liu
   Secretary & General Counsel          Title: Chairman of the Board,
                                               President & Chief
                                               Executive Officer


                                        WPL HOLDINGS, INC.
Attest:

By:/s/ Edward M. Gleason                By:/s/ Erroll B. Davis Jr.
   Edward M. Gleason                    Name:  Erroll B. Davis, Jr.
   Corporate Secretary                  Title: President & Chief
                                               Executive Officer


                                        WPLH ACQUISITION CO.
Attest:

By:/s/ Edward M. Gleason                By:/s/ Erroll B. Davis Jr.
   Edward M. Gleason                    Name:  Erroll B. Davis, Jr.
   Secretary                            Title: President